Exhibit 10.27(d)

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission.  The omissions have been indicated by asterisks (“*****”), and the omitted text has been filed separately with the Securities and Exchange Commission.

February 9, 2009

Christie Hefner
CAH LLC
628 North State Street
Chicago, IL 60610

Dear Christie:

This letter, when the enclosed copy has been signed, dated and returned by you, and the revocation period as set forth in paragraph 19. has passed, will evidence the agreement (the “Agreement”) between Playboy Enterprises, Inc. (“Playboy”) and you, regarding your separation as an employee and officer of Playboy and shall be binding on Playboy and you. You and Playboy agree as follows:

1.a.
Your employment with Playboy ended effective January 31, 2009 (the “Employment End Date”). You will receive severance and termination benefits only as described in this Agreement. In particular, and except as provided in paragraph 2., you will receive severance pay in the amount of $2 million. The total severance pay identified in this paragraph includes all severance pay you might otherwise be entitled to under any policy, plan or practice of Playboy and exceeds any severance pay that you might otherwise be entitled to in consideration of the terms and covenants in this Agreement.

1.b.	The severance pay set out in paragraph 1.a. will be made in a lump sum within 10 days after the revocation period set forth in paragraph 19. has expired.

2.a.
In the event Playboy enters into an agreement ***** on or before March 31, 2009 (an “Investment Agreement”) which results in a Modified Change of Control, as hereinafter defined, Playboy will pay you the additional sum of $1,712,500 in a lump sum within 10 days after the date on which such Modified Change of Control occurs; provided, however, that if the circumstances of the transaction which forms the basis for such Modified Change in Control are not circumstances which would also be treated as a “Change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” for purposes of Treasury Regulation Section 1.409A-3(i)(5), then such additional sum shall instead be paid on October 31, 2010, provided a Modified Change in Control has occurred prior to such date. The term “Modified Change of Control” shall have the meaning set forth in Section 1(b) of your Amended and Restated Severance Agreement with Playboy dated as of September 1, 2008. (“Severance Agreement”), without regard to Section 1(b)(vi) thereof and, in the event any payment is due under this paragraph, you shall also be provided with the protections set forth in Sections 6 and 7 of the Severance Agreement. Any payments made to you in accordance with such Section 6 shall be made when called for under such Section and in no event later than December 31 of the year following the year in which the applicable taxes were paid. Any payments made to you in accordance with such Section 7 shall (i) be made when called for under such Section and in no event later than December 31 of the year following the year in which the applicable expenses were incurred, and (ii) not affect the amount of any other expenses eligible for reimbursement or in kind benefits to be provided in any other taxable year.

2.b.	You will receive a one-time grant of 30,000 Class B shares of Playboy’s common stock within 10 days after the revocation period set forth in paragraph 19. has expired.

3.
You will receive, at the same time you receive the payment under paragraph 1.b. above, a lump sum payment in the amount of $22,211.55, representing 7 vacation carryover days as indicated on Playboy’s payroll system. You certify that the vacation reports submitted by you to payroll are complete and accurate insofar as the number of vacation days taken by you during the period January 1, 2008 through the Employment End Date.

4.
As of the Employment End Date, you will no longer remain covered by any of Playboy’s health insurance plans, and you will have the right to convert your life insurance and long term disability insurance, applications for which must be made within 31 days following the Employment End Date. All other benefits, including participation in Playboy’s 401(k) plan, will cease as of the Employment End Date.

5.
After the Employment End Date, you may elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA), paying premiums as they become due. Coverage may be continued for you under COBRA for up to 18 months. You may contact Katy O’Mahony, at 312 373 2045 to discuss your coverage.

6.
Any stock options that were granted to you and which were vested as of January 31, 2009 are exercisable through the “Option Expiration Date,” which is the 90th day following January 31, 2009. Any unexercised vested options will automatically expire if not exercised by the Option Expiration Date. Any unvested options and unvested restricted stock units will be extended on the date hereof until March 31, 2010; provided, however, that (i) none of such options may be exercised after the date hereof, and all of such unvested options and restricted stock units shall lapse and be forfeited on March 31, 2009, unless an Investment Agreement has been entered into by March 31, 2009 pursuant to paragraph 2.a. hereof, and (ii) if such an Investment Agreement has been entered into by March 31, 2009 pursuant to paragraph 2.a. hereof, such options and restricted stock units shall lapse and be forfeited on March 31, 2010, unless a Modified Change in Control has occurred prior to March 31, 2010. If a Modified Change in Control occurs prior to March 31, 2010, all such unvested options shall become fully vested and may be exercised until March 31, 2010, unless the Company’s outstanding stock options are sooner terminated as part of such Modified Change in Control, and all of such restricted stock units shall become fully vested, regardless of whether any performance targets have been satisfied. This paragraph 6 shall apply notwithstanding any provision in any stock option plan or agreement to the contrary. Your contact for any option questions is Bob Campbell at 312

373 2180. Playboy has provided you with information regarding your stock options and the exercise thereof.

7.
In addition to the severance payments Playboy has committed to paying her, Playboy will pay Deb Parry the sum of $60,000, net of her applicable tax withholding, payable in equal installments over 12 months, the first of which payments will be made within 10 days after the revocation period set forth in paragraph 19. has expired.

8.
Playboy will reimburse you for all reasonable business expenses incurred by you through January 31, 2009, and charged to your Diners Club Card or other credit cards prior to the payment due date of such credit cards, subject to submission of (I) the credit card bills and (ii) invoices or other supporting documentation indicating the business purpose of each charge,

9.
Playboy will directly pay to the firm of Willkie Farr & Gallagher LLP, your attorneys, upon submission of a detailed invoice, up to $25,000 to cover your actual legal fees (at your attorneys’ standard hourly rates) and expenses incurred in the negotiation of this Agreement. Such amount will be treated by Playboy as a “working condition fringe” under Section 132 of the Internal Revenue Code of 1986, as amended, and therefore shall not be treated as taxable income to you.

10.
You shall be under no duty to mitigate any of the amounts received by you hereunder by securing employment with a subsequent employer or otherwise, nor shall any amounts received by you from any subsequent employment or otherwise, if applicable, entitle Playboy to any right to off-set the amount of severance pay or any other amount it owes you in accordance with the terms of this Agreement.

11.
You acknowledge that, as a result of your position with Playboy, you had access to confidential information and trade secrets of Playboy, including customer and employee identification and contacts, information about customers or vendors, business relationships, contract provisions, pricing, margins, business plans, marketing plans, financial data, business and customer strategy, techniques, models, software, solutions, discussion guides, personal or performance information about employees, research and development, patent applications and plans or proposals related to the foregoing, which in each instance is: (a) generated or collected by or utilized in the operations of Playboy and relating to the actual or anticipated business or research or development of Playboy or Playboy’s actual or prospective clients; (b) not generally known within the industry; and (b) of commercial value to Playboy (“Confidential Information”). You will not, without Playboy’s prior written permission, disclose Confidential Information to anyone outside of Playboy, either during or after your employment with Playboy, as long as such matters remain trade secrets or confidential. Confidential Information shall not include any information that: (a) is, or becomes, generally known to the public without breach of the terms of this Agreement; (b) was known to you prior to your employment with Playboy or learned by you independently of your employment with Playboy; (c) is lawfully obtained from a third party with no duty of confidentiality to Playboy; or is required to be disclosed by law, provided that, you shall if permitted by law promptly inform Playboy of any such situations and shall, if permitted by law, take reasonable steps, at Playboy’s expense, to prevent disclosure of confidential information or trade secrets until Playboy has been informed of such required disclosure and has had a reasonable opportunity to seek a protective order. For purposes of this paragraph:

12.a.	(i)
You agree that, at all times following the Employment End Date, you will not (a) engage in any public vilification of, or (b) make any false or disparaging public statements concerning Playboy or any of its officers, directors, shareholders or employees of Playboy, or any of their respective products, brands or trademarks, including management style, methods of doing business, the quality of products and services, role in the community or treatment of employees.

(ii)
Playboy agrees that, at all times following the Employment End Date, its directors and executive officers will not and Playboy will not knowingly authorize any employee of Playboy to (a) engage in any public vilification of, or (b) make any false, or disparaging public statements concerning you or your management style, methods of doing business, role in the community or treatment of employees.

(iii)
The restrictions set forth in paragraphs 12.a.(i) and 12.a.(ii) shall not apply to truthful or factual statements made as the result of an order from a court, arbitration panel or governmental authority to make such statements, or to truthful or factual statements made in the course of your participation in legal proceedings, or as otherwise required by law.

12.b.	For a period of twelve (12) months after the Employment End Date, you will not directly or indirectly:

(i)
work for or provide services to (a) any Adult Entertainment Company, including, but not limited to, ***** anywhere in the United States (“Adult Entertainment Company” shall be defined as a company whose primary business is to own, create, operate, manage and/or act as the licensor of entertainment material or venues of an adult nature (including movies, books, magazines, websites, games, software, nightclubs, cable television programming, pay per view services, telephone and online services, retail stores and catalogs, or stand-alone casinos not operated as part of resort hotels), that are marketed and sold exclusively to adults 21 years of age and older, or (b) any other company, a primary business of which involves the marketing or sale of consumer products identified by or with the intellectual property or brand name of any Adult Entertainment Company;

(ii)
(a) raid, hire, solicit, or attempt to persuade any employee of Playboy (except Deb Parry) to leave the employ of Playboy; (b) interfere with the performance by any such persons of their duties for Playboy; or (c) communicate with any such persons for the purposes described in items (a) and (b) in this paragraph;

(iii)	interfere with Playboy’s relationship with any person or entity that was a vendor or supplier of Playboy’s during your employment at Playboy; or

(iv)
on behalf of yourself or in conjunction with any other person, company or entity, own (other than less than 3% ownership in a publicly traded company), manage, operate, or participate in the ownership, management, operation, or control of, or be employed by any Adult Entertainment Company.

For purposes of this paragraph 12 and paragraph 15 hereof, the term “Playboy” includes any of Playboy’s subsidiaries and affiliated companies, and its and their officers, directors, employees and agents.

12.c.	You agree that, at all times following the Employment End Date, you will not make commercial use of Playboy’s intellectual property without the prior consent of Playboy.

13.
From and after the Employment End Date and subject to your other employment and vacation commitments, you will make yourself reasonably available to Playboy by telephone or as otherwise provided below to provide reasonable cooperation and assistance to Playboy with respect to (i) transition advice to the new chief executive officer of Playboy (ii) current litigation concerning Playboy (including attendance at out-of-town proceedings for which travel may be required at the request of Playboy, although satellite or telephone conferences will be used in lieu of such travel where available and practical), and (iii) pending or threatened litigation concerning Playboy which involves areas or matters in which you were involved during your employment. Playboy agrees to pay in advance, either to you or directly, the actual expenses you incur (including reasonable travel expenses while traveling) as a result of your complying with this paragraph 13., subject to your submission to Playboy of documentation substantiating such expenses as Playboy may reasonably require. It is expressly agreed, however, that notwithstanding Playboy’s policy in connection therewith, you shall be entitled to fly business class when traveling for Playboy and shall be entitled to first-class accommodations, and meals.

14.
Should you die before all the cash payments including wire transfers, checks or similar forms of payment due hereunder have been made, Playboy shall pay the remainder of such amounts to such other person or entity indicated by you to Playboy in writing (with the last such designation prior to your death being the governing election). The treatment of your stock options in the event of your death shall be governed by the terms of the applicable stock option plans and agreements.

15.a.
For and in consideration of your promises made hereunder, Playboy hereby agrees not to sue or make any claim of any kind against you, your heirs, agents, assignees, executors, administrators, beneficiaries, trustees, and personal and legal representatives and anyone who could claim through you, both past and present, and either personally or in any other capacity (the “HEFNER RELEASEES”) before any agency, court or other forum, and Playboy releases and discharges the HEFNER RELEASEES, and each of them, from all manner of action and actions, cause or causes of action in law or in equity, administrative proceedings, suits, claims, debts, liens, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever, whether known or unknown, arising from acts or omissions of you in connection with your employment and the termination thereof (except those relating to any breach of this Agreement by you). In addition, for and in consideration of the payments and other benefits provided to you hereunder, you agree not to sue or make any claim of any kind against Playboy, its subsidiaries and affiliated and predecessor companies, its and their successors and assigns and all its and their past and present directors, officers, employees, agents and attorneys, either personally or in their capacity as directors, officers, employees, agents and attorneys (the “PLAYBOY RELEASEES”) before any agency, court or other forum, and you release and discharge the PLAYBOY RELEASEES, and each of them, from all manner of action and actions, cause or causes of action in law or in equity, administrative proceedings, suits, claims, debts, liens, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever, whether now known or unknown, arising from acts or omissions of the PLAYBOY RELEASEES in connection with your employment and the termination thereof. This includes without limitation any and all wage claims, tort claims, contract claims, ERISA claims, wrongful termination claims, retaliation claims, defamation claims, fraud claims, claims under the Age Discrimination in Employment Act, 29 U.S.C. Section 621 at seq., claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. Section 12101, et seq., and the Family and Medical Leave Act of 1993, 29 U.S.C. Section 2601, et seq., as well as all other federal, state and local statutes and regulations, presently or hereafter enacted, and any other claims, demands or causes of action for monetary or equitable relief, including back pay, front pay, reinstatement, compensatory damages, punitive damages, attorneys’ fees, expenses and costs of litigation. Notwithstanding any other provision of this Agreement, neither this release nor any other provision of this Agreement shall operate to release Playboy from (i) any such payments or benefits required to be provided under this Agreement, (ii) any such claims relating to any breach of this Agreement by Playboy, or (iii) to the extent arising out of your service as an employee, officer or director of Playboy or any of its subsidiaries or affiliates on or prior to January 31, 2009, any such claims or potential claims for indemnification, advancement or to the benefits of Playboy’s directors’ and officers’ liability insurance policies as in effect from time to time, in accordance with Playboy’s charter or by laws, or under any separate agreement between you and Playboy.

15.b.
THIS MEANS THAT, BY SIGNING THIS AGREEMENT, OTHER THAN AS SPECIFICALLY SET FORTH HEREIN, YOU AND PLAYBOY EACH WILL HAVE WAIVED ANY RIGHT YOU OR THEY MAY HAVE HAD TO BRING A LAWSUIT OR MAKE ANY CLAIM, AS SET FORTH IN PARAGRAPH 15.(a) ABOVE, AGAINST THE PLAYBOY RELEASEES OR HEFNER RELEASEES, RESPECTIVELY, BASED ON ANY ACTS OR OMISSIONS OF THE PLAYBOY RELEASEES OR HEFNER RELEASEES, RESPECTIVELY, UP TO THE DATE OF THE SIGNING OF THIS AGREEMENT. EXCLUDED FROM YOUR AGREEMENT TO RELEASE AND DISCHARGE THE PLAYBOY RELEASEES ARE ANY CLAIMS OR RIGHTS WHICH CANNOT BE WAIVED BY LAW, INCLUDING YOUR RIGHT TO FILE A CHARGE OF DISCRIMINATION WITH AN ADMINISTRATIVE AGENCY OR PARTICIPATE IN ANY AGENCY INVESTIGATIONS. YOU ARE, HOWEVER, WAIVING YOUR RIGHT TO RECOVER ANY MONEY IN CONNECTION WITH SUCH A CHARGE OR INVESTIGATION. YOU ARE ALSO WAIVING YOUR RIGHT TO RECOVER

MONEY IN CONNECTION WITH A CHARGE FILED BY ANY OTHER INDIVIDUAL OR BY THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION OR ANY OTHER FEDERAL, STATE OR LOCAL AGENCY THAT INVESTIGATES CLAIMS OF DISCRIMINATION.

16.	All payments due to you hereunder shall be subject only to such income tax withholding, payroll taxes and any other withholdings required by law.

17.
All payments due to you hereunder shall be made, at your election, by wire transfer to an account designated by you in writing, and if you elect to provide such instructions, shall be considered to have been “received,” for purposes of this Agreement, when credited to such account. Until and unless you notify Playboy otherwise in writing, Playboy shall make wire transfers in accordance with the written instructions you provide to us.

18.
If Playboy assigns this Agreement to any other person or entity, such other person or entity must assume this Agreement in writing. Notwithstanding such assignment, Playboy shall remain primarily liable for all obligations under this Agreement (and Playboy may only assign this Agreement in its entirety). Playboy shall give you contemporaneous written notice of any such assignment.

19.
You also agree that you have entered into this Agreement knowingly and voluntarily and that you have been represented by and have consulted with an attorney in connection with the negotiation and drafting of this Agreement. You understand that you may take up to 21 days to consider this Agreement before signing it. After you sign this Agreement, you will have 7 days to revoke it if you change your mind. If you want to revoke the Agreement, you must deliver a written revocation to Howard Shapiro, General Counsel, Playboy Enterprises, Inc., 680 North Lake Shore Drive, Chicago, IL 60611 within 7 days after you sign it. If you do not revoke this Agreement, the payments and other consideration referenced in paragraphs 1., 2., 3., and 9. hereof shall be paid as provided herein and the payments referenced in paragraphs 6. through 8., hereof shall be made at the times provided herein irrespective of whether you revoke this Agreement.

20.
No waiver of any breach of any provision of this Agreement shall be effective unless it is in writing and no waiver shall be construed to be a waiver of any succeeding breach or as a modification of such provision. The provisions or any part thereof of this Agreement shall be severable and if any provision of this Agreement is found by any court to be unenforceable, in whole or in part, the remainder of this Agreement shall nevertheless be enforceable and binding on the parties. A court may modify any invalid, overbroad or unenforceable term of this Agreement so that such term, as modified, is valid and enforceable under applicable law. Further, you and Playboy each affirmatively state that you have not, will not and cannot rely on any representations not expressly made herein. The terms of this Agreement shall not be amended by you or Playboy except by the express written consent of Playboy and you. You and Playboy acknowledge that each was represented by counsel and had an equal opportunity to review and/or modify the provisions set forth in this Agreement. Thus, in the event of any misunderstanding, ambiguity or dispute concerning this Agreement’s provisions or their interpretation, no rule of construction shall be applied that would result in having this Agreement interpreted against any party. This Agreement and all rights, remedies, and obligations hereunder including, but not limited to, matters of construction, validity and performance, shall be governed by the laws of the State of Illinois and any actions arising out of this Agreement shall exclusively be brought in the State of Illinois. Finally, except to the extent specifically otherwise set forth herein, this Agreement embodies the complete understanding between the undersigned parties. No other promises or agreements, either express or implied, shall be binding unless in writing and signed by these parties.

21.
In the event of a breach or a threatened breach of this Agreement by you, you acknowledge that Playboy could face irreparable injury which may be difficult to calculate in dollar terms and that Playboy shall be entitled to seek, in addition to remedies otherwise available at law or in equity, temporary restraining orders and. preliminary injunctions and final injunctions without the posting of a bond enjoining such breach or threatened breath. The prevailing party in any action taken by Playboy to enforce any portion of this Agreement before a trier of fact shall be entitled to all of its reasonable attorney’s fees, expenses and costs incurred as a result of enforcing or defending the claim based upon such portion of this Agreement.

If the above is acceptable to you, please sign, date and return an executed original copy of this letter.

Very truly yours,

PLAYBOY ENTERPRISES, INC.
/s/ Howard Shapiro
Howard Shapiro

ACCEPTED AND AGREED TO:

PLAYBOY ENTERPRISES, INC.

/s/ Howard Shapiro
By: Howard Shapiro
Title: Executive Vice President

ACCEPTED AND AGREED TO:

/s/ Christie Hefner
Christie Hefner

Date: February 9, 2009